American Funds Target Date Retirement Series, Inc
333 South Hope Street
Los Angeles, California  90071-1406

Phone (213) 486 9447
Fax (213) 486 9455
E-mail: siik@capgroup.com

Steven I. Koszalka
Secretary

January 28, 2010

Capital Research and Management Company
333 South Hope Street
Los Angeles, CA  90071

RE: INVESTMENT LETER

Gentlemen:

American Funds Target Date Retirement Series, Inc. (the “Series”), a Maryland corporation, hereby offers to sell to you 7,000 shares of its common stock of American Funds 2055 Target Date Retirement Fund (the “Fund”), $0.001 par value (the “Shares”), 1,000 shares in each of the seven (7) share classes (share classes A, R-1, R-2, R-3, R-4, R-5 and R-6) of the Fund, at an initial price of $10.00 per share upon the following terms and conditions:

You agree to pay the Series the aggregate purchase price of $70,000 against delivery of a statement confirming the registration of the 7,000 Shares of the Fund in your name.

You represent to the Series that you are purchasing the Shares of the Fund for your own account for investment purposes and not with the present intention of redeeming or reselling the Shares and that the purchase price of such Shares is in payment for an equity interest and does not represent a loan or temporary advance by you.

Very Truly Yours,

AMERICAN FUNDS TARGET DATE
RETIREMENT SERIES, INC.

By:/s/ Steven I. Koszalka
Steven I. Koszalka, Secretary

Confirmed and agreed to January 28, 2010

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:/s/ Paul G. Haaga, Jr.
      Paul G. Haaga, Jr., Vice Chairman